Exhibit 99.1

CONTACT:	Tim Mammen	David Calusdian
	Chief Financial Officer	Executive Vice President
	IPG Photonics Corporation	Sharon Merrill Associates, Inc.
	(508) 373-1100	(617) 542-5300
IPG PHOTONICS REPORTS FINANCIAL RESULTS FOR FIRST QUARTER OF 2009
Decreased Pulsed Laser Sales Drive Year-over-Year Decline in Revenues and Net Income
High Power Laser Sales Continue Year-over-Year Sales Growth
Record Cash Generated During Quarter, with $17.5 Million of Operating Cash Flow
OXFORD, Mass. — May 5, 2009 — IPG Photonics Corporation (Nasdaq: IPGP), the world leader in high-power fiber lasers and amplifiers, today reported financial results for the first quarter of 2009 ended March 31, 2009.

	Three Months Ended
	March 31,
(In millions, except per share data)	2009	2008	% Change
Revenue	$45.4	$52.9	-14%
Gross margin	34.9%	46.1%
Operating income	$2.0	$12.5	-84%
Operating margin	4.5%	23.7%
Net income attributable to IPG Photonics Corporation	$1.3	$8.1	-84%
Earnings per diluted share	$0.03	$0.18	-83%
Revenues for the first quarter of 2009 decreased by 14% to $45.4 million from $52.9 million in the first quarter of 2008, and net income attributable to IPG Photonics Corporation declined by 84% to $1.3 million from $8.1 million a year ago.
In addition to the effect from lower sales volume, the decline in first-quarter net income attributable to IPG Photonics Corporation reflected three factors totaling $4.6 million before taxes:
▪	First quarter 2009 inventory write-downs and revaluations of $2.7 million, compared to $0.7 million in the first quarter of 2008;

▪	First quarter 2009 effect of foreign exchange loss of $1.5 million, primarily relating to the Russian Ruble and Euro, compared to a gain of $0.6 million in the first quarter of 2008; and

▪	First quarter 2009 increase in the Company’s bad debt reserve of $0.4 million, compared to an increase of $0.1 million in the first quarter of 2008.
Comments on the First Quarter
“Revenue for the first quarter of 2009 was at the low end of our guidance,” said Dr. Valentin Gapontsev, IPG Photonics’ Chief Executive Officer. “The revenue decline in the first quarter of 2009 was primarily the result of lower sales of pulsed lasers for materials processing applications, reflecting the downturn in many of our end markets. Despite challenging conditions, high power lasers, now our largest product line, grew 18% year-over-year. In addition, applications other than material processing grew by 22%.”

IPGP Q1 Results/2
“Geographically, our strongest market was North America, where we saw a year-over-year sales increase of 39% for the quarter,” said Dr. Gapontsev. “Japan continued to grow on a year-over-year basis, but this was offset by weakness in China as overall Asian sales declined by 27% in the quarter. First-quarter European sales declined year-over-year by 33% as the global economic downturn took hold in Europe.”
“In spite of the challenges we faced, we generated record cash flow in the first quarter, with cash flow from operations totaling $17.5 million,” added Dr. Gapontsev. “While a portion of the increased operating cash flow was due to the decrease in sales, we also reduced our days sales outstanding and our inventory levels. Our net cash position (which is cash and cash equivalents net of credit lines, current portion of long-term debt and long-term debt) also improved to $22.8 million at March 31, 2009 from $12.2 million at December 31, 2008. Net of the $2.7 million charge, inventory decreased by $3.4 million. As we announced previously, we have cut capital expenditures in the first quarter of 2009, and we are looking to reduce levels for 2009 to below $15 million.”
Gross margin was 34.9% in the first quarter of 2009 compared with 46.1% in the same quarter in 2008, reflecting inventory write downs and decreased production and capacity utilization. The inventory write-downs affected gross margin by 5.9% in the first quarter of 2009 as compared to 1.3% in the same period in 2008. Operating income was $2.0 million in the first quarter of 2009 compared with $12.5 million for the same period in 2008. Earnings per diluted share were $0.03 compared with $0.18 a year ago. Operating expenses excluding foreign exchange gains and losses for the first quarter of 2009 were $12.3 million, or 27.1% of revenue, compared with $12.4 million, or 23.5% of revenue, in the first quarter of 2008.
Cash and cash equivalents increased to $71.6 million on March 31, 2009, compared with $51.3 million on December 31, 2008. For the first quarter of 2009, cash provided by operating activities was $17.5 million and cash used in investing activities totaled $4.7 million.
Business Outlook and Financial Guidance
“We anticipate that the worldwide economic downturn will continue to have a negative effect on our financial results in the second quarter of 2009 as we experience continued weakness across many of our end markets, especially in materials processing,” said Dr. Gapontsev. “However, certain of our product lines and geographic end markets are performing well, even in current conditions as evidenced by growth in high power and North American sales. We are now beginning to see increased sales-related activity in some of our end markets, which could lead to a pick up in revenue in the second half of the year.”
“With current market conditions, we will continue to focus on controlling costs and expenses, and reducing inventories in order to maximize cash flow,” said Dr. Gapontsev. “Many of our past and ongoing investments in new products and improved components position us well for these adverse times. Product introductions for 2009 such as green lasers, integrated telecom systems, high peak power pulsed lasers and cladding lasers, provide ample opportunities to expand our available market, while our new high power laser accessories and ongoing advances in components should positively impact our margins.”
“At the same time, we plan to build on our technology leadership position by investing in new sales and applications personnel, as well as in R&D for new products. We have a winning technology that continues to gain market share from conventional lasers, and we are taking every opportunity to capitalize on prospects for growth when our end-markets rebound.”

IPGP Q1 Results/3
For the second quarter of 2009, IPG Photonics expects revenues in the range of $39 million to $45 million. The Company anticipates earnings per diluted share in the range of $0.01 to $0.07 based on 46,152,000 common shares, which include 45,094,000 basic common shares outstanding and 1,058,000 potentially dilutive options at March 31, 2009. This guidance is subject to the risks outlined in the Company’s reports with the SEC, and assumes that exchange rates remain at present levels.
Conference Call Reminder
The Company will hold a conference call to review its financial results and business highlights today, May 5, 2009 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the “Investors” section of the Company’s website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 709-8155 or (201) 689-8881. Interested parties that are unable to listen to the live call may access an archived version of the webcast on IPG’s website.
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in a wide range of applications such as materials processing, advanced, telecommunications and medical applications. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, those relating to the world economic downturn, weaknesses in our end markets, reductions in costs, expenses and inventories, performance of certain product lines and geographies, increased revenues in the second half of 2009, maximizing cash flow, timing or effect of new products, expanding our available market, impact of new accessories and components on gross margins, gaining market share, prospects for growth when end-markets rebound, and the Company’s revenue and EPS guidance for the second quarter of 2009. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that the Company serves, particularly the effect of economic downturns, reduction in customer capital expenditures, potential order cancellations and push-outs and financial and credit market issues, the Company’s ability to penetrate new applications for fiber lasers and increase market share, the rate of acceptance and penetration of IPG’s products, effective management of growth, level of fixed costs from its vertical integration, intellectual property infringement claims and litigation, interruption in supply of key components, manufacturing risks, inventory write-downs, foreign currency fluctuations, competitive factors including declining average selling prices, building and expanding field service and support operations, uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company’s products and services and other risks identified in the Company’s SEC filings. Readers are

IPGP Q1 Results/4
encouraged to refer to the risk factors described in the Company’s Annual Report on Form 10-K (filed with the SEC on March 12, 2009) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
IPGP-G

IPGP Q1 Results/5
IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2009	2008
	(in thousands, except per share data)
NET SALES	$45,408	$52,876
COST OF SALES	29,547	28,476

GROSS PROFIT	15,861	24,400

OPERATING EXPENSES:
Sales and marketing	3,189	3,147
Research and development	4,142	2,874
General and administrative	4,990	6,412
Loss/(gain) on foreign exchange	1,515	(573)

Total operating expenses	13,836	11,860

OPERATING INCOME	2,025	12,540

OTHER (EXPENSE) INCOME, Net:
Interest (expense) income, net	(390)	(95)
Other (expense) income, net	(148)	47

Total other (expense) income	(538)	(48)

INCOME BEFORE PROVISION FOR INCOME TAXES	1,487	12,492
PROVISION FOR INCOME TAXES	(461)	(3,997)

NET INCOME	1,026	8,495

LESS: NET (LOSS) INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(245)	346

NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$1,271	$8,149

NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$0.03	$0.18
Diluted	$0.03	$0.18
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	45,094	44,095
Diluted	46,152	46,041

IPGP Q1 Results/6
IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2009	2008
	(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$71,601	$51,283
Accounts receivable, net	29,740	41,842
Inventories, net	66,445	72,555
Income taxes receivable	1,585	1,968
Prepaid expenses and other current assets	6,265	7,200
Deferred income taxes	8,042	6,175

Total current assets	183,678	181,023
DEFERRED INCOME TAXES	2,765	2,400
PROPERTY, PLANT, AND EQUIPMENT, Net	112,865	114,492
OTHER ASSETS	14,240	15,303

TOTAL	$313,548	$313,218

LIABILITIES AND STOCKHOLDERS ‘ EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$29,760	$19,769
Current portion of long-term debt	1,333	1,333
Accounts payable	5,029	7,739
Accrued expenses and other liabilities	17,507	17,988
Deferred income taxes	337	1,690
Income taxes payable	2,364	507

Total current liabilities	56,330	49,026

DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	2,089	2,896

LONG-TERM DEBT	17,649	17,997

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock	5	4
Additional paid-in capital	287,951	283,217
Accumulated deficit	(52,571)	(53,843)
Accumulated other comprehensive income	1,886	8,794

Total IPG Photonics Corporation stockholders’ equity	237,271	238,172
Noncontrolling interests	209	5,127

Total equity	237,480	243,299

TOTAL	$313,548	$313,218

IPGP Q1 Results/7
IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,026	$8,495
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,380	3,609
Provisions for inventory, warranty & bad debt	3,728	1,710
Other	(2,057)	(1,868)
Changes in assets and liabilities that provided (used) cash:
Accounts receivable/payable	9,125	(1,390)
Inventories	859	(7,298)
Other	449	2,101

Net cash provided by operating activities	17,510	5,359

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(4,686)	(12,962)
Other	22	4,509

Net cash used in investing activities	(4,664)	(8,453)

CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	10,230	3,341
Long-term borrowings	(344)	—
Purchase of noncontrolling interests	(455)	—
Exercise of employee stock options and related tax benefit from exercise	137	310

Net cash provided by financing activities	9,568	3,651

EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(2,096)	169

NET INCREASE IN CASH AND CASH EQUIVALENTS	20,318	726

CASH AND CASH EQUIVALENTS — Beginning of period	51,283	37,972

CASH AND CASH EQUIVALENTS — End of period	$71,601	$38,698

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$403	$108
Income taxes paid	$2,795	$2,915
Non-cash transactions:
Additions to property, plant and equipment included in accounts payable	$365	$1,556
Purchase of noncontrolling interests in exchange for Common Stock	$2,190	$—